Exhibit 99.1

Sarcos Announces Third Quarter 2022 Financial Results

Began production of commercial units of Sapien 6M robotic system ahead of schedule

On target to commence initial production of commercial units of Guardian® XTTM teleoperated dexterous robotic system by end of 2022

Successful field demonstrations of innovative shipyard solutions for U.S. Navy

SALT LAKE CITY — November 8, 2022 — Sarcos Technology and Robotics Corporation (“Sarcos”) (NASDAQ: STRC and STRCW), a leader in the design, development, and manufacture of advanced robotic systems that redefine human possibilities, today announced financial results for the quarter ended September 30, 2022.

Recent highlights include:

•
Met customer field trial milestones in shipyard maintenance and repair and airport logistics industries and met program deliverables in vegetation management
•
Continued development of supervised autonomy and software-as-a-service capabilities designed to be offered as additional services for Sarcos customers
•
Successfully demonstrated the capabilities of the company’s technology at the first-of-its-kind Repair Technology Exercise (REPTX) hosted by the U.S. Navy

“We achieved two vital milestones in the third quarter as we started production of commercial systems of our Sapien 6M and demonstrated the effectiveness of our technology in the field to the U.S. Navy,” said Kiva Allgood, President and CEO, Sarcos. “These achievements and the advancement in our software are a testament to the ability of our team to work together to achieve our goals and position Sarcos for success.”

Financial results

The discussion in this press release regarding Sarcos’ results of operations for the three months ended September 30, 2022, includes the financial results of RE2. The discussion of the results of operations for the nine months ended September 30, 2022, includes the financial results of RE2 for the period after the closing of the acquisition on April 25, 2022.

Third quarter total revenue was $4.7 million, up from $1.1 million in the equivalent period of 2021. The increase was primarily due to a $3.8 million increase in revenue from research and development services following the acquisition of RE2.

Total operating expenses in the third quarter were $31.9 million, a decline of $9.7 million from the third quarter of 2021. This decrease was primarily a result of a $21.9 million reduction in stock-based compensation expense year-over-year, offset by increased research and development and general and administrative expense associated with higher headcount following the RE2 acquisition and additional expense associated with a focus on the commercialization of the company’s products.

The third quarter net loss was $22.5 million, compared to a third quarter 2021 net loss of $37.0 million. The decrease was primarily the result of the year-over-year decline in stock-based compensation expense and deferred income tax benefits related to the acquisition of RE2, offset by the increased headcount and commercialization expenses outlined above.

Excluding certain items, third quarter non-GAAP net loss was $18.6 million or $0.12 non-GAAP net loss per diluted share, compared to non-GAAP net loss of $8.8 million or $0.08 non-GAAP net loss per diluted share in the third quarter of 2021. The increase in non-GAAP net loss was primarily the result of the increase in research and development and general and administrative expense referenced earlier. Non-GAAP net loss excludes, among other items, the impact of stock-based compensation expense, changes in the value of the company’s warrant liability, and certain acquisition costs and tax benefits. A reconciliation of net loss to non-GAAP net loss is included at the end of this release.

Sarcos ended the quarter with $135.4 million in unrestricted cash, cash equivalents, and marketable securities.

Development outlook and financial guidance

Sarcos began initial production of commercial units of its Sapien 6M robotic systems ahead of schedule during the third quarter and continues to expect to commence initial production of commercial units of the Guardian XT teleoperated robotic system by the end of 2022, in both cases to be available for delivery to customers in the first half of 2023. In addition, Sarcos continues to expect to begin initial production of commercial units of the Guardian XO full-body powered industrial exoskeleton in the second half of 2023.

Including the impact of the RE2 acquisition, Sarcos now believes that its total revenue will be between $13 million - $15 million in 2022. This revenue forecast is slightly lower than previous guidance as the delivery of services on certain contracts is now expected to move from the fourth quarter of 2022 into the first quarter of 2023.

As previously disclosed, Sarcos’ monthly cash used in operating activities during the fourth quarter of 2022 will be higher than previous quarters. The Company estimates cash used in operating activities to average approximately $7.0 million per month during the fourth quarter of 2022 due primarily to certain annual lump sum payments, including insurance premiums and lease payments, that do not occur in the first three quarters of the year and approximately $1.0 million of tax withholding obligations related to the settlement of equity awards. As a result, Sarcos believes it will have a total estimated monthly average use of cash, or cash burn, of approximately $7.5 million in the fourth quarter.

Lead-times and the availability of certain materials and components remains uncertain. As a result, Sarcos has continued to source certain items required for the manufacture of its commercial units in 2023. These purchases are not expected to impact the company’s operating expenses for 2022, but Sarcos continues to expect an additional impact to the 2022 year-end cash total of up to $3.0 million. At the end of the third quarter, approximately $1.0 million of this amount had been used for such purchases.

Sarcos anticipates that initial manufacturing of its commercial products will take place at a mix of its own facilities in Salt Lake City and Pittsburgh, and the facilities of a contract manufacturing partner. Sarcos currently does not anticipate high-volume production by a contract manufacturing partner to be in place until at least the end of 2023, but has begun to engage with a contract manufacturing partner that the Company expects will produce a high percentage of its products during 2023.

Sarcos continues to believe that during 2023 the company will have the internal capability to manufacture between 300 to 500 units of some combination of its Guardian XT robotic system, Guardian XO exoskeleton, Sapien 6M robotic system, Sapien Sea Class units, and its existing commercial products, depending on the mix. Sarcos continues to expect that it will not use all of that capacity in 2023, especially after engaging a contract manufacturing partner.

In the long-term, Sarcos continues to target a gross margin (which includes the impact of service revenues) of between 25% to 30%, once high-volume production and sales are achieved, and the Company can take advantage of volume manufacturing and purchasing economies of scale. However, for the next few years, until high-volume production and sales are achieved, Sarcos continues to expect its gross margin to be lower than this, perhaps significantly.

Webcast

Sarcos will hold a conference call to discuss the third quarter 2022 financial results, along with management’s business outlook, at 5:00 p.m. ET on Tuesday, November 8, 2022. Interested investors can access the webcast at investor.sarcos.com under the events section. A replay will also be available at investor.sarcos.com for one month after the call.

For more information on Sarcos, its leadership team, and its award-winning product portfolio, please visit www.sarcos.com.

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About Sarcos Technology and Robotics Corporation

Sarcos Technology and Robotics Corporation (NASDAQ: STRC and STRCW) designs, develops, and manufactures a broad range of advanced mobile robotic systems that redefine human possibilities and are designed to enable the safest, most productive workforce in the world. Sarcos robotic systems operate in challenging, unstructured, industrial environments and include teleoperated robotic systems, a powered robotic exoskeleton, and software solutions that enable task autonomy. For more information, please visit www.sarcos.com and connect with us on LinkedIn at www.linkedin.com/company/sarcos.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including Sarcos’ product roadmap, including the expected timing of product commercialization or new product releases; Sarcos’ performance following the acquisition of RE2; future manufacturing of its products; customer interest in Sarcos’ products; estimated 2022 operating results and use of cash; and Sarcos’ use of and needs for capital. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events, or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates,” “intends” or “continue” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These forward-looking statements are based on Sarcos’ management’s current expectations and beliefs, as well as a number of assumptions concerning future events. There can be no assurance that the events, results, or trends identified in these forward-looking statements will occur or be achieved. Forward-looking statements speak only as of the date they are made, and Sarcos is not under any obligation and expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law. Readers should carefully review the statements set forth in the reports which Sarcos has filed or will file from time to time with the Securities and Exchange Commission (the “SEC”) for a more complete discussion of the risks and uncertainties facing the company and that could cause the forward-looking statements no to occur, in particular the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in documents filed from time to time with the SEC, including Sarcos’ Quarterly Report on Form 10-Q filed with the SEC on November 8, 2022. The documents filed by Sarcos with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov.

SARCOS TECHNOLOGY AND ROBOTICS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except share data)

	As of
	September 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$16,129	$217,114
Marketable securities	119,252	—
Accounts receivable	2,600	788
Unbilled receivables	1,822	221
Inventories, net	3,218	1,006
Prepaid expenses and other current assets	3,047	9,202
Total current assets	146,068	228,331
Property and equipment, net	7,636	7,051
Intangible assets, net	19,935	—
Goodwill	70,660	—
Other non-current assets	511	441
Total assets	$244,810	$235,823
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,610	$1,681
Accrued liabilities	7,233	4,480
Total current liabilities	9,843	6,161
Warrant liabilities	1,686	13,701
Deferred tax liabilities	248	—
Other non-current liabilities	2,039	1,999
Total liabilities	13,816	21,861
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.0001 par value, 990,000,000 shares authorized as of September 30, 2022, and December 31, 2021; 154,639,416 and 137,722,658 shares issued and outstanding as of September 30, 2022, and December 31, 2021, respectively	15	14
Additional paid-in capital	441,423	359,439
Accumulated other comprehensive loss	(134)	—
Accumulated deficit	(210,310)	(145,491)
Total stockholders’ equity	230,994	213,962
Total liabilities and stockholders’ equity	$244,810	$235,823

See Sarcos 10-Q filing dated November 8, 2022, for accompanying notes to the condensed consolidated financial statements.

SARCOS TECHNOLOGY AND ROBOTICS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue, net	$4,667	$1,129	$8,448	$4,071
Operating expenses:
Cost of revenue	3,578	929	7,212	2,807
Research and development	10,497	4,529	23,947	11,398
General and administrative	14,646	33,864	50,584	39,099
Sales and marketing	2,405	2,295	7,202	4,114
Intangible amortization expense	791	—	1,365	—
Total operating expenses	31,917	41,617	90,310	57,418
Loss from operations	(27,250)	(40,488)	(81,862)	(53,347)
Interest income (expense), net	806	(7)	965	(30)
Change in fair value of warrant liability	1,484	3,510	12,011	3,510
Gain on forgiveness of notes payable	—	—	—	2,394
Other (expense) income, net	(4)	—	(4)	28
Loss before income tax benefit (expense)	(24,964)	(36,985)	(68,890)	(47,445)
Income tax benefit (expense)	2,465	—	4,071	(1)
Net loss	$(22,499)	$(36,985)	$(64,819)	$(47,446)
Net loss per share
Basic and diluted	$(0.15)	$(0.35)	$(0.45)	$(0.45)
Weighted-average shares used in computing net loss per share
Basic and diluted	150,940,534	106,614,893	145,082,671	104,922,111

See Sarcos 10-Q filing dated November 8, 2022, for accompanying notes to the condensed consolidated financial statements.

SARCOS TECHNOLOGY AND ROBOTICS CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

(in thousands)

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities:
Net loss	$(64,819)	$(47,446)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	29,586	30,758
Depreciation of property and equipment	954	326
Amortization of intangible assets	1,365	—
Change in fair value of warrant liability	(12,011)	(3,510)
Gain on forgiveness of notes payable	—	(2,394)
Amortization of investment discount	(690)	—
Changes in operating assets and liabilities
Accounts receivable	(991)	274
Unbilled receivable	367	163
Inventories	(1,747)	(607)
Prepaid expenses and other current assets	6,407	(331)
Other non-current assets	(48)	(134)
Accounts payable	549	930
Accrued liabilities	661	315
Other non-current liabilities	(4,031)	748
Net cash used in operating activities	(44,448)	(20,908)
Cash flows from investing activities:
Purchases of property and equipment	(1,046)	(3,039)
Acquisition of a business, net of cash acquired	(29,687)	—
Purchases of marketable securities	(138,696)	—
Maturities of marketable securities	20,000	—
Net cash used in investing activities	(149,429)	(3,039)
Cash flows from financing activities:
Proceeds from notes payable	—	2,000
Proceeds from exercise of stock options	663	20
Shares repurchased for payment of tax withholdings	(7,677)	—
Purchase of non-controlling interest	—	(200)
Payment of obligations under capital leases	(94)	(3)
Proceeds from PIPE	—	220,000
Proceeds from Merger	—	25,359
Payments for transaction costs	—	(15,705)
Net cash (used in) provided by financing activities	(7,108)	231,471
Net (decrease) increase in cash, cash equivalents	(200,985)	207,524
Cash, cash equivalents at beginning of period	217,114	33,664
Cash, cash equivalents at end of period	$16,129	$241,188
Supplemental disclosure of cash flow information:
Cash paid for interest	$—	$1
Cash paid for income taxes	$—	$2
Supplemental disclosure of non-cash activities:
Common stock and assumed equity awards in connection with a business acquisition	$59,410	$—
Purchases of property and equipment included in accounts payable at period-end	$13	$232
Leasehold improvements paid by lessor	$—	$988
Unpaid transaction costs	$—	$669
Assumption of warrant liabilities	$—	$8,774

See Sarcos 10-Q filing dated November 8, 2022, for accompanying notes to the condensed consolidated financial statements.

Non-GAAP Financial Measures

To supplement our financial statements presented in accordance with GAAP and to provide investors with additional information regarding our financial results, we have presented in this release non-GAAP net loss and non-GAAP net loss per share, each of which are non-GAAP financial measures. Non-GAAP net loss and non-GAAP net loss per share are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly titled measures presented by other companies.

We define non-GAAP net loss as our GAAP measured net loss excluding the impacts of stock-based compensation expense, gain on forgiveness of notes payable, gain or loss on change in fair value of derivative instruments and warrant liabilities, expenses related to a business combination and other non-recurring non-operating expenses. We define non-GAAP net loss per share as non-GAAP net loss divided by weighted average outstanding shares.

The most directly comparable GAAP measure to non-GAAP net loss is net loss. The most directly comparable GAAP measure to non-GAAP net loss per share is net loss per share. We believe excluding the impact of the previously listed items in calculating non-GAAP net loss and non-GAAP net loss per share can provide a useful measure for period-to-period comparisons of our core operating performance. We monitor, and have presented in this release, non-GAAP net loss and non-GAAP net loss per share because they are each a key measure used by our management and board of directors to understand and evaluate our operating performance and to establish budgets. We believe non-GAAP net loss and non-GAAP net loss per share help identify underlying trends in our business that could otherwise be masked by the effect of the expenses that we include in net loss. Accordingly, we believe non-GAAP net loss and non-GAAP net loss per share provide useful information to investors, analysts and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance.

Non-GAAP net loss and non-GAAP net loss per share are not prepared in accordance with GAAP and should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. There are a number of limitations related to the use of non-GAAP net loss and non-GAAP net loss per share rather than net loss and net loss per share, which is for each the most directly comparable financial measure calculated and presented in accordance with GAAP. In addition, the expenses and other items that we exclude in our calculations of non-GAAP net loss and non-GAAP net loss per share may differ from the expenses and other items, if any, that other companies may exclude from non-GAAP net loss and non-GAAP net loss per share when they report their operating results, limiting the usefulness of non-GAAP net loss and non-GAAP net loss per share for comparative purposes.

In addition, other companies may use other measures to evaluate their performance, all of which could reduce the usefulness of non-GAAP net loss and non-GAAP net loss per share as tools for comparison.

The following table reconciles non-GAAP net loss to net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP (in thousands, except share and per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net loss	$(22,499)	$(36,985)	$(64,819)	$(47,446)
Non-GAAP adjustments:
Stock-based compensation expense	8,466	30,367	29,586	30,758
Gain on forgiveness of notes payable	—	—	—	(2,394)
Change in fair value of warrant liability	(1,484)	(3,510)	(12,011)	(3,510)
Expenses related to business combinations (1)	(591)	1,322	1,935	1,794
Income tax benefit related to business combinations	(2,465)	—	(4,071)	—
Non-GAAP net loss	$(18,573)	$(8,806)	$(49,380)	$(20,798)
Net loss per share
Basic and diluted	$(0.15)	$(0.35)	$(0.45)	$(0.45)
Non-GAAP net loss per share
Basic and diluted	$(0.12)	$(0.08)	$(0.34)	$(0.20)
Weighted-average shares used in computing net loss per share
Basic and diluted	150,940,534	106,614,893	145,082,671	104,922,111
(1)
Expenses related to our business combinations with RE2, Inc., during 2022, and Rotor Acquisition Corp., during 2021, are included within general and administrative expenses within the condensed consolidated statements of operations and comprehensive loss.

Investor Contact:

Ben Mimmack

Head of Investor Relations

(801) 419-0438
pr@sarcos.com
ir@sarcos.com